SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934



                                November 16, 2001

                                 Date of Report

                        (Date of Earliest Event Reported)



                              Make Your Move, Inc.

             (Exact Name of Registrant as Specified in its Charter)

Nevada                         0-31987                     33-0925319

(State or other juris-    (Commission File No.)       (IRS Employer ID No.)

diction of incorporation)



                        321 Broadway Blvd., Reno NV 89502

                    (Address of Principal Executive Offices)



                             Telephone 775-322-5567

                         (Registrant's Telephone Number)

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ITEM 1.  CHANGE OF CONTROL OF REGISTRANT

On November 10, 2001 the Board of Directors of the company elected to rescind the appointment of Mimi Hui Ban to the board of directors.

ITEM 5.  OTHER EVENTS

On November 26, 2001 the board of directors of the company elected that the common stock outstanding as of June 3, 2001 be split ten for one, or each share presently outstanding shall be exchanged for ten shares. This action will increase the total outstanding shares from 1,210,000 to 12,100,000.

On November 10, 2001 the company elected to void or rescind the agreement between the company and Allpaq Technologies Corporation.

On August 17, 2001, the company entered into an Exclusive Supplier Agreement with Viscus Coffee International, Inc.

On November 10, 2001, the company elected to rescind or void the Exclusive Supplier Agreement between the company and Viscus Coffee International, Inc.

On June 19, 2001, the company entered into an investment banking agreement for a minimum period of 6 months, to assist the company in raising up to $15,000,000 of convertible preferred stock and/or implementing a business combination. The company advanced a total of $17,500 as of September 30, 2001, which was contributed by the principal shareholder to the company. If the company is successful in raising additional equity, total compensation, less the retainer, is applicable of 6 percent of total equity placements and warrants equal to one percent of the fully diluted shareholder interest of the company, after the effect of the issuance of the all equity securities with a strike price equal to the implied sale price per share in the placement, with a term of 5 years, and piggy-back rights after the completion of an initial public offering. In the case of a business combination, a fee payable in cash of 3 percent of the total enterprise value will apply, less the retainer.

ITEM 7. FINANCIALS STATEMENTS AND EXHIBITS

        Financial Statements: None

        Exhibit 1 - Mutual Rescission Agreement and Release of All Claims

        Exhibit 2 - Mutual Exclusive Supplier Rescission  Agreement and Release
                    of All Claims


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: November 16, 2001

Make Your Move, Inc.
(Registrant)



By /s/ Henry Rolling
   ----------------------------
       Henry Rolling
       President



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